U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2008

Photonic Products Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Photonic Products Group, Inc. (PPGI, the “Company”) reported today that Daniel Lehrfeld, President and CEO, announced he has decided to step-down from the management team of the Company in late-December, on or about the December 16, 2008 expiration date of his employment agreement. Mr. Lehrfeld thanked the Board for having invited him to extend his service as CEO beyond that date but, after much thought, he decided not to accept the offer.

Mr. Lehrfeld explained that it was a difficult decision to come to, and that the continued success and development of the Company remains uppermost in his priorities, but that he believed this decision was an appropriate one for both the Company and him. He stated that he believed a change in dynamic from time to time is essential, and after nine years it was time to invest the leadership of the Company in the hands of an appropriate successor CEO, only the third in the Company’s 35 year history. Mr. Lehrfeld added that this change will, as well, enable him to pursue other interests next year, both business and personal.

The Board has initiated a process to select his successor. A search committee of the Board lead by its Chairman Dr. John Rich has begun to address this task.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 28, 2008
	By:	/s/ Daniel Lehrfeld
(Daniel Lehrfeld)
Chief Executive Officer